INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Britesmile, Inc. on Form S-3 of our report dated March 7, 2003 (April 7, 2003 as to paragraphs 7, 8 and 9 of Note 1), appearing in the Annual Report on Form 10-K of Britesmile, Inc. for the year ended December 28, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

January 29, 2004
Oakland, California